As filed with the Securities and Exchange Commission on February 11, 2004

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0704889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3756 Central Avenue Riverside, California	92506
(Address of principal executive offices)	(Zip code)

Provident Financial Holdings, Inc. 2003 Stock Option Plan
(Full title of the plan)

Donavon P. Ternes Chief Financial Officer Provident Financial Holdings, Inc. 3756 Central Avenue Riverside, California 92506 (909) 686-6060	John F. Breyer, Jr., Esquire Kristin M. Pechinsky, Esquire Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	352,500(1)	$22.82(2)	$8,044,050	$1,020
(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Provident Financial Holdings, Inc. 2003 Stock Option Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2)	Estimated in accordance with Rule 457(h), calculated on the basis of $22.82 per share, the average of the high and low share prices of Provident Financial Holdings, Inc. common stock on the Nasdaq National Market on February 6, 2004.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Provident Financial Holdings, In. 2003 Stock Option Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933.

        Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents previously or concurrently filed by Provident Financial Holdings, Inc. (the "Registrant") with the Commission are hereby incorporated by reference in this Registration Statement and the prospectus to which this Registration Statement relates (the "Prospectus"):

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (File No. 000-28304) filed pursuant to the Securities Exchange Act of 1934;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)	the description of the Registrant's common stock, par value $0.01 per share, set forth in the Registrant's Registration Statement on Form 8-A, registering the Registrant's common stock, pursuant to Section 12(g) of the Securities Exchange Act of 1934, and all amendments thereto or reports filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

        The Registrant shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to the Corporate Secretary, Provident Financial Holdings, Inc., 3756 Central Avenue, Riverside, California 92506, telephone number (909) 686-6060.

        All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.     Description of Securities

                Not Applicable

Item 5.     Interests of Named Experts and Counsel

                Not Applicable

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Item 6.     Indemnification of Directors and Officers

        Article XVII of the Registrant's Certificate of Incorporation requires indemnification of any person who is or was a director, officer or employee of the Registrant for expenses actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding.

        Section 145 of the Delaware General Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances. Section 145 provides as follows:

      (a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d)     Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        (e)     Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and

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officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g)     A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h)     For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i)     For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k)     The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Item 7.     Exemption From Registration Claimed

                 Not Applicable

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Item 8.     Exhibits

        The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of the Registrant (1)

4.2	Bylaws of the Registrant (1)

4.3	Form of Certificate of Common Stock of the Registrant (1)

5	Opinion of Breyer & Associates PC

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)

99	Provident Financial Holdings, Inc. 2003 Stock Option Plan (2)

(1)	Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-2230), and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant's Definitive Annual Meeting Proxy Statement (000-28304), filed with the Commission on October 21, 2003, and incorporated herein by reference.

Item 9.     Undertakings

        (a)     The undersigned Registrant hereby undertakes:

                1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                2.     That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement

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shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Riverside, State of California, on the 22nd day of January, 2004.

                                                                                    PROVIDENT FINANCIAL HOLDINGS, INC.

                                                                By: /s/ Craig G. Blunden
                                                                                     Craig G. Blunden
                                                                                     Chairman, President and Chief Executive Officer
                                                                                     (Duly Authorized Representative)

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Craig G. Blunden his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/Craig G. Blunden Craig G. Blunden	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 22, 2004

/s/Donavon P. Ternes Donavon P. Ternes	Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2004

/s/Joseph P. Barr Joseph P. Barr	Director	January 22, 2004

/s/Bruce W. Bennett Bruce W. Bennett	Director	January 22, 2004

/s/Debbi H. Guthrie Debbi H. Guthrie	Director	January 22, 2004

/s/Seymour M. Jacobs Seymour M. Jacobs	Director	January 22, 2004

/s/Robert G. Schrader Robert G. Schrader	Director	January 22, 2004

/s/Roy H. Taylor Roy H. Taylor	Director	January 22, 2004

/s/William E. Thomas William E. Thomas	Director	January 22, 2004

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PROVIDENT FINANCIAL HOLDINGS, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of the Registrant (1)

4.2	Bylaws of the Registrant (1)

4.3	Form of Certificate of Common Stock of the Registrant (1)

5	Opinion of Breyer & Associates PC

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)

99	Provident Financial Holdings, Inc. 2003 Stock Option Plan (2)

(1)	Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-2230), and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant's Definitive Annual Meeting Proxy Statement (000-28304), filed with the Commission on October 21, 2003, and incorporated herein by reference.

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Exhibit 5

Opinion of Breyer & Associates PC

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[Letterhead of Breyer & Associates PC]

February 9, 2004

Board of Directors
Provident Financial Holdings, Inc.
3756 Central Avenue
Riverside, California 92506

Ladies and Gentlemen:

        We have acted as special counsel to Provident Financial Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission ("Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $0.01 per share (the "Common Stock") of the Company which may be issued pursuant to the terms of the Provident Financial Holdings, Inc. 2003 Stock Option Plan (the "Plan"), pursuant to the grant or exercise of stock options ("Options"), all as more fully described in the Registration Statement. The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Common Stock. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

        We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Company, the Plan, a specimen stock certificate evidencing the Common Stock and such other documents and records as we have deemed necessary for purposes of this opinion. We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Company and such other instruments, certificates and representations of public officials, officers and representatives of the Company as we have deemed applicable or relevant as a basis for the opinions set forth below. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

        For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the exercise of Options will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of the Options, (ii) on the dates the Options are exercised, the Options will constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors' rights generally); (iii) no change occurs in applicable law or the pertinent facts; (iv) the Options are exercised in accordance with the terms of the Plan and any separate agreement evidencing the grant of such Options pursuant to the Plan and the exercise price due therefor, if any, is paid in accordance with the terms thereof; and (v) the provisions of "blue sky" and other securities laws as may be applicable have been complied with to the extent required.

        Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, upon receipt by the Company of the consideration required thereby, as applicable, will be legally issued, fully paid and non-assessable shares of Common Stock.

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        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                                                                                            Sincerely,

                                                                                                            /s/ Breyer & Associates PC

                                                                                                            BREYER & ASSOCIATES PC

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Exhibit 23.1

Consent of Deloitte & Touche LLP

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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Provident Financial Holdings, Inc. on Form S-8 of our report dated August 14, 2003, appearing in the Annual Report on Form 10-K of Provident Financial Holdings, Inc. for the year ended June 30, 2003.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Costa Mesa, California
February 9, 2004

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